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I-FLOW CORPORATION
20202 Windrow Drive
Lake Forest, California 92630

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 21, 2009

Dear I-Flow Corporation Stockholder:

On May 21, 2009, I-Flow Corporation will hold its annual meeting of stockholders at the Hyatt Regency Irvine, 17900 Jamboree Road, Irvine, California 92614. The meeting will begin at 9:30 a.m. local time.

Only stockholders of record at the close of business on April 1, 2009 may vote at this meeting or any adjournments or postponements that may take place. At the meeting, our stockholders will consider the following actions:

1. To elect two Class I directors listed herein to the board of directors to serve until the 2012 annual meeting of stockholders and until their successors are duly elected and qualified.

2. To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

3.  To attend to any other business as may properly come before the meeting and any adjournments or postponements of the meeting.

The foregoing items of business are more fully described in the proxy statement that is attached to and a part of this notice. Our board of directors recommends that you vote FOR the two director nominees and FOR proposal 2.

By order of the board of directors,

Donald M. Earhart
Chairman of the Board of Directors,
President and Chief Executive Officer

Lake Forest, California
April 13, 2009

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the annual meeting in person, you are requested to complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. You may revoke your proxy at any time before it is voted at the annual meeting by submitting a written notice of revocation to our Corporate Secretary or by filing a duly executed proxy bearing a later date. Your proxy will not be voted if you are present at the annual meeting and choose to vote your shares in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from the record holder.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 21, 2009: Our proxy statement for the 2009 Annual Meeting of Stockholders and Annual Report on Form 10-K for the year ended December 31, 2008 are available at www.iflo.com, by selecting “Investors,” then “Proxy Materials.”

PROXY STATEMENT FOR 2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2009
ELECTION OF DIRECTORS
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
GOVERNANCE PRINCIPLES
EXECUTIVE COMPENSATION AND OTHER INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE, RELATED PERSON TRANSACTIONS, INDEMNIFICATION AND LEGAL PROCEEDINGS
AUDIT MATTERS
ADDITIONAL INFORMATION

I-FLOW CORPORATION
20202 Windrow Drive
Lake Forest, California 92630

PROXY STATEMENT
FOR 2009 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2009

INTRODUCTION

Your proxy is solicited by the board of directors of I-Flow Corporation for use at our 2009 annual meeting of stockholders to be held at 9:30 a.m. (local time) on Thursday, May 21, 2009, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and accompanying form of proxy will be first mailed to our stockholders on or about April 16, 2009. Our principal address is 20202 Windrow Drive, Lake Forest, California 92630. The annual meeting will be held at the Hyatt Regency Irvine, 17900 Jamboree Road, Irvine, California 92614.

Solicitation of Proxies

We will bear the cost of the solicitation of proxies. We and our employees may solicit proxies in person or by telephone, facsimile or e-mail. Our employees will not receive any additional compensation for such solicitation. We will request brokers, banks and other nominees to forward proxies and proxy material to the beneficial owners of our common stock, and we will reimburse them for the expenses incurred in so doing.

Record Date and Voting Rights

Only stockholders of record at the close of business on the record date, April 1, 2009, are entitled to notice of, and to vote at, the annual meeting. As of April 1, 2009, there were 24,442,870 shares of our common stock outstanding held by 290 stockholders of record and approximately 7,500 stockholders who do not hold shares in their own name. Shares of our common stock each have one vote per share. A majority of our common stock outstanding on the record date and entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting. Shares of our common stock with respect to which the holders are present in person at the annual meeting but not voting, and shares for which we have received proxies but with respect to which holders of the shares have abstained, will be counted as present at the annual meeting for the purpose of determining whether a quorum exists. Broker non-votes will also be counted as present for the purpose of determining whether a quorum exists.

In voting for directors, the two candidates receiving the highest number of votes will be elected. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. To be approved, Proposal 2 will require the affirmative vote of a majority of shares of our common stock present in person or represented by proxy at the annual meeting. For Proposal 2, abstentions will be counted in tabulations of the votes cast on a proposal and will have the same effect as a vote against the proposal, whereas broker non-votes will not be counted for purposes of determining whether the proposal has been approved.

Proxies

Unless you otherwise direct in your proxy, each proxy will be voted FOR the election of the two director nominees named herein and FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. If you have appropriately directed how the proxy is to be voted, it will be voted according to your direction. You may revoke your proxy at any time before it is voted at the annual meeting by submitting a written notice of revocation to our Corporate Secretary or by timely filing a duly executed proxy bearing a later date. Your proxy will not be voted if you are present at the annual meeting and choose to vote the shares represented thereby in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from the record holder.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 21, 2009: Our proxy statement for the 2009 Annual Meeting of Stockholders and Annual Report on Form 10-K for the year ended December 31, 2008 are available at www.iflo.com, by selecting “Investors,” then “Proxy Materials.”

PROPOSAL 1

ELECTION OF DIRECTORS

Our certificate of incorporation provides for a board of directors that is divided into three classes. The terms for each class are three years, staggered over time. This year, the term of the directors in Class I expires. Accordingly, two Class I directors will be elected at the annual meeting.

Our nominees for election as directors at the annual meeting set forth below are incumbent directors. These nominees have consented to serve as a director if elected, and management has no reason to believe that any nominee will be unable to serve. Unless authority to vote for a nominee is withheld in a proxy, shares represented by proxies will be voted for all of the nominees. In the event that any nominee for director becomes unavailable for re-election as a result of an unexpected occurrence, shares will be voted for the election of such substitute nominee, if any, as the board of directors may propose. Proxies cannot be voted for more than two directors, the number of nominees herein.

Director Nominees

Each of the persons listed below is nominated for election to Class I of our board of directors, each to serve a three-year term ending at the 2012 annual meeting and until their respective successors are elected and qualified. Our board of directors recommends that you vote FOR each of the nominees.

James J. Dal Porto, 56, has been a director since 1996. Mr. Dal Porto joined us as Controller in October 1989 and was promoted to Treasurer in October 1990, to Vice President of Finance and Administration in March 1991, to Executive Vice President and Chief Financial Officer in March 1993, and to Chief Operating Officer in February 1994. Mr. Dal Porto was appointed Corporate Secretary in 2004. From 1984 to 1989, Mr. Dal Porto served as Financial Planning Manager and Manager of Property Accounting and Local Taxation at CalComp, a high technology manufacturing company. Mr. Dal Porto holds a B.S. in Economics from the University of California, Los Angeles and an M.B.A. from California State University, Northridge.

Jack H. Halperin, Esq., 62, has been a director since 1991. Mr. Halperin is a corporate and securities attorney who has been in private practice since 1989. He was a member of Solinger, Grosz & Goldwasser, P.C. from 1981 to 1987 and then a member of Bresler and Bab from 1987 to 1988. Mr. Halperin holds a B.A. degree from Columbia University and a J.D. degree from New York University Law School. From 1992 to 2004, he served on the board of directors of Memry Corporation, a publicly held manufacturer of components for medical devices. He also serves on the board of directors of Green Energy Resources, Inc., a publicly held wood biomass supplier to the commercial power and utility industry and Etubics Corporation, a privately held biopharmaceutical company that is developing “next generation” vector vaccines for protection and therapeutic uses.

Continuing Directors

Class II: Currently Serving Until the 2010 Annual Meeting

Joel S. Kanter, 52, has been a director since 1991. Mr. Kanter has been the President of Windy City, Inc., a privately held investment management firm, since 1986. Mr. Kanter currently serves on the board of directors of the following public companies: Magna-Lab, Inc., a medical products company; Medgenics, Inc., an Israel-based biotechnology company; Pet DRx Corporation, an owner and operator of veterinary hospitals; and WaferGen Bio-systems, Inc., a company that develops, manufactures and sells diagnostic devices that assist in genetic prototyping for the pharmaceutical industry and other research institutions.

Erik H. Loudon, 70, has been a director since 1991. Since 1978, Mr. Loudon has been the Director of EHL Investment Services Limited, a privately held company in the British Virgin Islands that provides investment management services for private clients. Mr. Loudon currently serves on the board of directors of the following public investment funds, since the year noted: Emerge Capital Luxembourg (1985); and Leaf Asset Management Luxembourg (1985).

Class III: Currently Serving Until the 2011 Annual Meeting

John H. Abeles, M.D., 64, has been a director since 1985. Dr. Abeles has been the President of MedVest, Inc., a privately held consulting and venture capital firm in the medical products industry, since before 1990. He currently serves on the board of directors of the following public companies since the year noted: CytoCore, Inc., formerly Molecular Diagnostics, Inc., a medical products company (1996); DUSA Pharmaceuticals, Inc., a biopharmaceutical company (1995); Oryx Technology Corp., a technology development company (1989); and CombiMatrix Corporation, a biotechnology company (2006). He also serves on the board of directors of the following private companies: Alison Raffaele Cosmetics, Inc., a cosmetics company; ContraFect Inc., a biotechnology company; Etubics Corporation, a biopharmaceutical company that is developing “next generation” vector vaccines for protection and therapeutic uses; UniMedica Inc., a web-enabled Medical School education consulting and publishing firm; Baystar BioSciences, a biotechnology company; Medezrin Ltd., a London-based biotechnology company; MediSync, a contract research organization financing entity; and ProMed Capital Group LLC, a private venture investment concern in Israel-based healthcare technology. Dr. Abeles is on the advisory board of Prescient Medical, Inc., a privately held medical technology company and Mercator Medical Corporation, a privately held medical technology company. Since 1992, he has also been a general partner of Northlea Partners, Ltd., a privately held family limited partnership. Since 1998, he has also served as Assistant Professor, Clinical Pharmacology and Therapeutics at the International University of Health Sciences. Since 1997, Dr. Abeles has served as a Director of Higuchi Bio-Science Institute, University of Kansas, and since 2001 has served as Director of College of Chemistry Advisory Board, University of California.

Donald M. Earhart, 64, has been a director since 1990 and the chairman of our board of directors since March 1991. Mr. Earhart joined us as President and Chief Operating Officer in June 1990 and has been our Chief Executive Officer since July 1990. Mr. Earhart has over 30 years of experience in the medical products industry. Prior to joining us, from 1986 to 1990, Mr. Earhart was a corporate officer and the President of the Optical Division of Allergan, Inc. Before 1986, he was a corporate officer and Division President of Bausch and Lomb and was an operations manager of Abbott Laboratories. He has also served as an engineering consultant at Peat, Marwick, Mitchell & Co. and as an engineer with Eastman Kodak Company. Mr. Earhart holds a Bachelor of Engineering degree from Ohio State University and an M.B.A. from Roosevelt University.

Henry Tsutomu Tai, Ph.D., M.D., 66, served as the chairman of our board of directors from 1985 to 1988 and has been a director continuously since 1990. Dr. Tai is the founder of I-Flow Corporation, although he has never been employed by the Company. Since 1977, he has been a practicing consultant in hematology and oncology. Currently, Dr. Tai is the President of Garfield Hematology and Oncology Consultants Medical Group, Inc., a medical consulting company. Dr. Tai holds a B.A. in Molecular Biology from Harvard University and a Ph.D. in Molecular Biology and an M.D. from the University of Southern California.

Vote Required and Board Recommendation

For Proposal 1, the nominees for election as directors will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on Proposal 1 at the annual meeting. Our board of directors recommends that you vote FOR each of the named nominees in Proposal 1.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2009. Deloitte & Touche LLP has served as our auditor since 1987. Representatives of Deloitte & Touche LLP are expected to be at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Reasons for the Proposal

Selection of our independent registered public accounting firm is not required to be submitted for stockholder approval. Nonetheless, the audit committee of our board of directors is seeking ratification of its selection of Deloitte & Touche LLP from our stockholders as a matter of further involving our stockholders in our corporate affairs and as a matter of good corporate governance. If the stockholders do not ratify this selection, the audit committee of the board of directors will reconsider its selection of Deloitte & Touche LLP and will either continue to retain this firm or appoint a new independent registered public accounting firm. Even if the selection is ratified, the audit committee of our board of directors, in its sole discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.

Vote Required and Board Recommendation

For Proposal 2 to be approved, it must receive the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on Proposal 2 at the annual meeting. Our board of directors recommends that you vote FOR Proposal 2.

GOVERNANCE PRINCIPLES

Board Committees, Meetings and Related Matters

Our board of directors has three standing committees: an audit committee, a compensation committee, and a corporate governance and nominating committee. All directors serving on these committees have been determined by our board of directors to be “independent.” The committees operate under written charters that we have adopted, and which are available for viewing by accessing our website at www.iflo.com, then “Investors,” then “Corporate Governance.”

The table below provides 2008 membership and meeting information for each of the board committees.

Corporate
Governance &
Name	Audit	Compensation	Nominating

Dr. Abeles	X	X	X
Mr. Halperin(3)	X(2)	X	X(1)
Mr. Kanter	X(1)(2)	X	X
Mr. Loudon	—	X	X
Dr. Tai	—	X(1)	X
2008 Meetings	9	2	3

(1)	Committee chairman

(2)	Audit Committee financial expert

(3)	Lead independent director

During our fiscal year ended December 31, 2008, our board of directors met seven times, three of which meetings were telephonic. All directors attended at least 75% of the aggregate total of (i) board meetings and (ii) meetings of the committees on which they served.

Our board of directors has adopted a policy that encourages our directors to attend our annual stockholder meetings. The 2008 annual meeting of stockholders was attended by all of our incumbent directors.

Director Independence

Our board of directors has affirmatively determined that Dr. Abeles, Mr. Halperin, Mr. Kanter, Mr. Loudon and Dr. Tai are “independent” within the meaning of the Nasdaq Marketplace Rule 4200(a)(15). During this review, the board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. As provided in our Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. Neither Mr. Earhart nor Mr. Dal Porto were deemed to be “independent” because each is an executive officer of the Company.

Audit Committee

It is the responsibility of the audit committee to oversee our accounting and financial reporting processes and the audits of our financial statements. In addition, the audit committee assists the board of directors in its oversight of our compliance with legal and regulatory requirements. The specific duties of the audit committee include: monitoring the integrity of our financial process and systems of internal controls regarding finance; accounting and legal compliance; selecting our independent registered public accounting firm; monitoring the independence and performance of our independent registered public accounting firm; providing an avenue of communication among the independent registered public accounting firm, our management and our board of directors; and annually evaluating the performance of the audit committee and the adequacy of the audit committee’s charter. The audit committee has the authority to conduct any investigation that it deems appropriate to fulfill its responsibilities, and it has direct access to all of our employees and to the independent registered public accounting firm. The audit committee also has the ability to retain, at our expense and without further approval of the board of directors, special legal, accounting or other consultants or experts as it deems necessary in the performance of its duties.

The audit committee met nine times during 2008, and otherwise accomplished its business without formal meetings. The current members of the audit committee are Dr. Abeles, Mr. Halperin and Mr. Kanter. Mr. Kanter is the chairman of the audit committee. Our board of directors has determined that each of Dr. Abeles, Mr. Halperin and Mr. Kanter is “independent” within the meaning of the enhanced director independence standards contained in Nasdaq Marketplace Rule 4350(d) and the rules and regulations adopted by the Securities and Exchange Commission (the “SEC”) that relate specifically to members of audit committees. Our board of directors has also determined that Mr. Halperin and Mr. Kanter each qualify as an “audit committee financial expert,” as that term is used in Item 407(d)(5) of Regulation S-K. The “Audit Committee Report” is included in this proxy statement on page 29.

Compensation Committee

It is the responsibility of the compensation committee to assist the board of directors in the discharge of the board of directors’ responsibilities regarding the compensation of our employees and directors. With the assistance of the compensation committee, the board is responsible for establishing executive compensation, including the following:

•	determining the Company’s compensation philosophy, objectives and policies;

•	reviewing and approving all elements and amounts of compensation and benefits provided to the Company’s executive officers; and

•	annually evaluating the performance of the chief executive officer.

In assisting the board with discharging its duties relating to executive compensation, the compensation committee is responsible for the following:

•	making recommendations to the board regarding the corporate goals and objectives relevant to the chief executive officer’s compensation, evaluating the chief executive officer’s performance in light of such goals and objectives, and recommending the chief executive officer’s compensation elements and amounts to the board based on such evaluation. The chief executive officer may not be present during the compensation committee’s voting and deliberations regarding his compensation;

•	making recommendations to the board regarding the corporate goals and objectives relevant to executive officer compensation (other than the chief executive officer), evaluating such executive officers’ performance in light of such goals and objectives, and recommending the executive officers’ compensation elements and amounts to the board based on this evaluation;

•	reviewing at least annually director compensation and benefits and, if necessary or appropriate, making recommendations to the board regarding changes in director compensation;

•	administering the Company’s incentive compensation plans, including its equity-based incentive plans;

•	examining and making recommendations to the board with respect to the Company’s overall compensation structure, policies and programs, including, without limitation, salary, incentive, stock, deferred, retirement and health benefits, and assessing whether such programs establish appropriate and adequate incentives;

•	making recommendations to the board regarding the creation, amendment, modification and termination of the Company’s compensation and employee benefit plans;

•	annually evaluating the adequacy of the compensation committee’s charter and recommending changes to the board as necessary; and

•	performing such other duties and responsibilities as are consistent with the purpose of the compensation committee and as the board or the compensation committee may deem appropriate.

The compensation committee is composed of five members, each of whom is an independent director as defined by applicable Nasdaq requirements. Each year, the compensation committee reviews compensation matters and makes recommendations to the board as to the matters listed above. The compensation committee meets at least twice per year at in-person meetings and as needed from time to time at additional meetings, including telephonic meetings. As noted earlier, the board ultimately makes compensation decisions.

From time to time, the compensation committee retains a compensation consultant to advise the compensation committee with respect to compensation matters, input on best practices and other developments in executive compensation, and to otherwise assist the compensation committee with its duties. In 2008, the compensation committee engaged WNB Consulting LLC (the “Consultant”). The Consultant, which has been retained by the compensation committee each year since 2004, reports directly to, and is retained directly by, the compensation committee. The Consultant attends most of the meetings, either in person or by telephone, of the compensation committee. In consultation with the Consultant, the compensation committee considers the reasonableness of the compensation paid to and incentives established for the executive officers and the directors. In conducting such evaluation, the compensation committee reviews and considers information provided by the Consultant regarding industry compensation practices and developments and comparative data that aids the compensation committee in evaluating executive and director compensation levels. In 2008, the Consultant assisted the compensation committee in establishing base salaries for each of the executive officers and determining the structure of the Executive Performance Incentive Plan (discussed below) for the 2008 fiscal year, including the performance objectives.

While the compensation committee discusses with the chief executive officer his own compensation package, the board and compensation committee ultimately make decisions regarding the chief executive officer’s package based on the board’s and committee’s separate deliberations, with input from the Consultant and with the chief executive officer not present. The chief executive officer provides input to the compensation committee with respect to decisions regarding our chief operating officer’s and chief financial officer’s compensation. As in the case of the chief executive officer, compensation decisions regarding our chief operating officer and chief financial officer are ultimately made by the board and committee based on their separate deliberations, with input from the Consultant.

The compensation committee met twice in 2008, and otherwise accomplished its business without formal meetings. The current members of the compensation committee are Dr. Abeles, Mr. Halperin, Mr. Kanter, Mr. Loudon and Dr. Tai. Dr. Tai is the chairman of the compensation committee. The “Compensation Committee Report” is included in this proxy statement on page 16.

Corporate Governance and Nominating Committee

It is the responsibility of the corporate governance and nominating committee: to identify qualified individuals to become board members; to consider and make recommendations to the board regarding the composition of the board of directors, its committees and the chairpersons thereof; and to monitor and assess the effectiveness of the board of directors and its committees. The specific duties of the corporate governance and nominating committee include: identifying, screening and recommending to the board of directors candidates for election to the board of directors; evaluating director candidates recommended by our stockholders; monitoring the independence of current directors and nominees; and annually evaluating the performance of the corporate governance and nominating committee and the adequacy of the corporate governance and nominating committee’s charter.

The corporate governance and nominating committee met three times in 2008. Each of our non-employee directors (Dr. Abeles, Mr. Halperin, Mr. Kanter, Mr. Loudon and Dr. Tai) is a member of the corporate governance and nominating committee. Mr. Halperin is the chairman of the corporate governance and nominating committee.

Meetings of Non-Management Directors

The non-management members of the board of directors regularly meet without any members of management present during scheduled executive sessions of meetings of the compensation committee and corporate governance and nominating committee, both of which committees are comprised solely of independent directors.

Lead Independent Director

Our Corporate Governance Guidelines provide for the designation of a “Lead Independent Director.” The Lead Independent Director is elected annually by the independent directors and is responsible for setting the agenda for and presiding over the executive sessions of the independent directors, consulting with and advising the Chairman regarding board meeting agendas, schedules, information flow and any other functions that may be specified to the position. Our Lead Independent Director is currently Mr. Halperin.

Code of Conduct

We have adopted a code of conduct that describes the ethical and legal responsibilities of all of our employees and, to the extent applicable, members of our board of directors. This code includes, but is not limited to, the requirements of the Sarbanes-Oxley Act of 2002 pertaining to codes of ethics for chief executives and senior financial and accounting officers. Our board of directors periodically reviews and approves this code. Our employees agree in writing to comply with the code at commencement of employment and periodically thereafter. Our employees are encouraged to report suspected violations of the code through various means, including through the use of an anonymous toll-free telephone hotline. Our updated code of conduct can be viewed on our website by accessing www.iflo.com, then “Investors,” then “Corporate Governance,” then “Code of Business Conduct and Ethics Policy.” If we make substantive amendments to the code or grant any waiver, including any implicit waiver, to our principal executive, financial or accounting officer, or persons performing similar functions, we will disclose the nature of such amendment or waiver on our website and/or in a report on Form 8-K in accordance with applicable rules and regulations.

Communications with the Board of Directors

Our stockholders may communicate with our board of directors, a committee of the board of directors or a director by sending a letter addressed to the board of directors, a committee or a director c/o Corporate Secretary,

I-Flow Corporation, 20202 Windrow Drive, Lake Forest, California 92630. All communications will be compiled by the Corporate Secretary and forwarded to the board of directors, the committee or the director accordingly.

Director Nominations

The corporate governance and nominating committee regularly assesses the appropriate size of the board of directors, and whether any vacancies on the board of directors are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the corporate governance and nominating committee utilizes a variety of methods for identifying and evaluating director candidates. Candidates may come to the attention of the corporate governance and nominating committee through current directors, professional search firms, stockholders or other persons. Once the corporate governance and nominating committee has identified a prospective nominee, the corporate governance and nominating committee will evaluate the prospective nominee in the context of the then-current constitution of the board of directors and will consider a variety of other factors, including the prospective nominee’s business, finance and financial reporting experience, and attributes that would be expected to contribute to an effective board of directors. The corporate governance and nominating committee seeks to identify nominees who possess a wide range of experience, skills, areas of expertise, knowledge and business judgment. Successful nominees must have a history of superior performance or accomplishments in their professional undertakings and should have the highest personal and professional ethics and values. The corporate governance and nominating committee does not evaluate stockholder nominees differently than any other nominee.

Pursuant to procedures set forth in our bylaws, our corporate governance and nominating committee will consider stockholder nominations for directors if we receive timely written notice, in proper form, of the intent to make a nomination at a meeting of stockholders. To be timely, the notice must be received within the time frame identified in our bylaws, a discussion of which appears below on page 30 under the heading “Stockholder Proposals.” To be in proper form, the notice must, among other matters, include each nominee’s written consent to serve as a director if elected, a description of all arrangements or understandings between the nominating stockholder and each nominee and information about the nominating stockholder and each nominee. These requirements are detailed in our amended and restated bylaws, which were attached as an exhibit to our Current Report on Form 8-K filed on April 3, 2009. A copy of our bylaws will be provided upon written request to our Corporate Secretary.

Compensation Committee Interlocks and Insider Participation

During 2008, there were no compensation committee interlocks and no insider participation in compensation committee decisions that were required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines to assist the board in the exercise of its responsibilities and to promote more effective functioning of the board and its committees. The guidelines provide details on matters such as board membership criteria; selection of director candidates, including the Chairman of the Board and Lead Independent Director; board leadership development; director independence and executive sessions of independent directors; committee matters; board self-evaluation; board orientation and continuing education; and succession planning.

Our Corporate Governance Guidelines are available for viewing by accessing our website at www.iflo.com, then “Investors,” then “Governance Guidelines.”

Director Compensation

Cash Compensation.  We compensate our non-employee directors for attending meetings of the board of directors, and we reimburse all directors for expenses incurred in traveling to board meetings. For the prior fiscal year, each non-employee director received $1,200 for each board or committee meeting attended in person, $600 for all telephonic meetings of less than 45 minutes duration and $1,200 for all telephonic meetings of 45 minutes or more duration. In addition to meeting attendance fees, we pay each non-employee director a $4,000 quarterly retainer. During 2008, we also paid the chairman of the audit committee, the chairman of the compensation committee, and the Lead Independent Director an annual retainer of $10,000 each. These annual retainers are in addition to the non-employee director quarterly retainer. In 2008, the total amount of such fees paid to non-employee directors was $207,200.

The table below shows the cash amounts paid to each non-employee director for his service in 2008.

			Committee
			Chair/Lead
	Board	Board	Independent		Committee	Total
	Retainer	Meeting	Director		Meeting	Amounts
	Fees ($)	Fees ($)	Fees ($)		Fees ($)	Paid ($)

Dr. Abeles	16,000	7,200	—		15,000	38,200
Mr. Halperin	16,000	7,800	10,000	(1)	15,600	49,400
Mr. Kanter	16,000	7,800	10,000	(2)	15,600	49,400
Mr. Loudon	16,000	7,800	—		6,000	29,800
Dr. Tai	16,000	7,800	10,000	(3)	6,600	40,400

(1)	Lead Independent Director

(2)	Chairman of the Audit Committee

(3)	Chairman of the Compensation Committee

Equity Compensation.  Directors are also eligible to receive stock options, restricted stock and other stock-based awards pursuant to the I-Flow Corporation 2001 Equity Incentive Plan. Following the approval of proposals considered at the 2002 annual meeting of stockholders, the board of directors terminated the 1992 Non-Employee Director Stock Option Plan, and instead of the pre-determined annual grants under the 1992 Director Plan, each non- employee director is eligible to receive grants of stock options and other stock-based awards at the discretion of the board of directors.

Following a review of our director compensation practices during 2005, the compensation committee of the board of directors recommended that the board of directors replace annual grants of stock options to non-employee directors with annual grants of restricted stock. On January 22, 2008, upon the recommendation of the compensation committee, the board authorized the grant of 5,000 shares of restricted common stock to each of our non-employee directors. The shares of restricted stock vested and all restrictions on transfer lapsed on the first anniversary of the date of grant. During 2008, the board granted an aggregate of 25,000 shares of restricted stock to our non-employee directors.

On December 4, 2008, upon the recommendation of the compensation committee, we authorized the grant of 5,000 shares of restricted stock to each of our non-employee directors effective January 2, 2009. The shares of restricted stock will vest and all restrictions on transfer will lapse on the earlier of the first anniversary of the date of grant or a change in control.

The following table shows 2008 compensation for our non-employee directors.

	Fees
	Earned or
	Paid in	Stock
	Cash	Awards	Total
	($)(1)	($)(2)	($)

Dr. Abeles	38,200	89,154	127,354
Mr. Halperin	49,400	89,154	138,554
Mr. Kanter	49,400	89,154	138,554
Mr. Loudon	29,800	89,154	118,954
Dr. Tai	40,400	89,154	129,554

(1)	Represents amount of cash compensation earned in 2008 for board and committee service.

(2)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of restricted stock awards outstanding in 2008, in accordance with SFAS 123(R). The fair value of restricted stock awards is calculated based on the closing price of the Company’s common stock on the date of grant. There can be no assurance that the SFAS 123(R) amounts will be the amounts realized by the named directors.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis (“CD&A”)

Overview

Our executive compensation program is designed to attract, retain and motivate high quality employees who have the ability to produce strong business results and further the long-term success of the Company and to reward such employees for furthering the long-term success of the Company. The independent directors of our board of directors, all of whom are compensation committee members, are responsible for overseeing our executive compensation program. In order to motivate our executive officers and to achieve long-term stockholder value, the Company maintains an equity and cash incentive program, and the board utilizes this program as a significant part of total compensation for the executive officers. Currently, our executive officers are Donald M. Earhart, our President and Chief Executive Officer; James J. Dal Porto, our Executive Vice President, Chief Operating Officer and Corporate Secretary; and James R. Talevich, our Chief Financial Officer. For purposes of this CD&A, references to the “board” refer to the independent directors of our board of directors.

Our executive compensation program was specifically designed to accomplish the following objectives for the year 2008 and going forward:

•	to align the financial interests of our executive officers with those of our stockholders;

•	to find the right balance between paying the executives fairly within the Company’s ability to pay;

•	to find the appropriate balance between providing performance incentives for management but also ensuring that the stockholders retain a fair portion of the value created by those efforts; and,

•	to create the proper balance between rewarding current year performance and recognizing that real value for both stockholders and management will only be created with revenue and earnings growth rates that exceed that of the industry at large.

•	to tie individual total compensation to both the individual’s and the Company’s performance; and

•	to provide competitive levels of base compensation in order to attract, retain and motivate high quality employees who are necessary to achieve our success and who provide continuity to management of the Company.

We face significant challenges in the coming years and will rely heavily upon our chief executive officer and other executive officers for leadership, strategic direction and operational effectiveness. Our long-term goals include increasing the awareness of our products, educating surgeons, hospitals and patients as to the clinical and financial benefits of our products, achieving the adoption of our products as a standard of care for the treatment of post-surgical pain and wound sites, and significantly growing revenues and stockholder value. Our chief executive officer has ultimate responsibility for these goals as part of maximizing our stockholders’ returns, and the compensation committee believes that our stockholders are best served if our chief executive officer and other executive officers have significant incentives to meet the above expectations.

Due to the Company’s smaller size in earlier years and the desire to minimize overhead expenses, our management structure is such that each of our executive officers has more responsibilities as compared to executive officers at most other relatively similar companies. This “lean” organizational structure and the corresponding additional responsibilities that our executive officers have are taken into consideration by the board and compensation committee when analyzing and determining the appropriate levels of their compensation.

Although we fine-tune our compensation programs as general business conditions change, we believe it is important to maintain consistency in our compensation philosophy and approach. We recognize that value-creating performance by our executive officers does not always translate immediately into appreciation in the Company’s stock price, particularly in periods of severe economic stress such as the one we are currently experiencing. Management and the compensation committee are aware of the impact the current economic crisis has had on the Company’s stock price, but we continue to reward management’s strong operating performance based on the belief that over time these results will be reflected by stock price appreciation. That said, we believe that it is appropriate for certain components of compensation to decline during periods of economic stress, operating losses and significantly lower stock prices.

As described in more detail below, our executive compensation program uses a combination of fixed (base salary) and variable (performance incentive plans) elements. The following are the specific elements of compensation that are intended to achieve the objectives described above: (1) base salary, (2) annual cash and equity incentive awards based on the performance of the Company and the individual, (3) benefits and perquisites, and (4) post-employment benefits. The board and compensation committee do not have any pre-established policies with respect to the allocation of base salary and incentive payments. Rather, the board and compensation committee undertake an annual evaluation of how to allocate the total compensation value between base salary and incentive payments that takes into account factors such as current competitive practices, projected compensation trends and the strategic needs and direction of the business.

The compensation committee reviews the competitiveness of each executive officer’s base salary, total annual cash compensation and the present value of the expected future value of equity compensation as compared to multiple sources of compensation information, including proxy statements and established compensation surveys, which either do not identify specific companies or are based on a large number of companies. The compensation committee does not compare against, and the compensation committee’s consultant, WNB Consulting LLC (the “Consultant”), does not present, compensation information as to any specific company. In presenting this general comparative information to the compensation committee, the Consultant researches and analyzes data for similarly situated executive officers at similar-sized companies in the life sciences industry, and more specifically the medical devices industry. Because of the Company’s business challenges and growth opportunities and the highly competitive market for high quality, experienced executive talent, the compensation committee considers a competitive position for total direct compensation (base salary and total incentive awards) for the Company’s executive officers to be the average of the competitive data information. The compensation committee considers this average position for its experienced executives to be appropriate for individual and Company performance that meets specific goals and objectives. For performance that exceeds the specific goals and objectives, the compensation committee believes that it is appropriate for total direct compensation to be higher than the average in the relevant marketplaces. For performance that is below the specific goals and objectives, the compensation committee believes that it is appropriate for total annual direct compensation to be below the average in the relevant marketplaces. The compensation committee considers the potential increase in the value of an equity grant, which is ultimately a part of total compensation, from the grant date forward that results from an increase in the market price of I-Flow stock to align the executives’ interests with those of the Company’s stockholders.

Elements of Compensation

Base Salary

The board, upon the recommendation of the compensation committee, establishes base salaries for our executive officers at levels that are competitive with base salary compensation that is paid to executive officers of similarly situated companies, and not significantly below the base salaries available to our key executives through alternative employment at peer or other companies for which our executive officers’ experience would be valuable. Base salary levels are reviewed annually by the board and compensation committee and may be adjusted based on factors such as the performance of the Company, the scope of the executive officer’s responsibilities, the performance of the executive officer during the prior fiscal year, the executive officer’s experience and the competitive marketplace. The board and the compensation committee evaluate base salary levels together with other components of the executive officer’s compensation in determining the executive officer’s total compensation and whether such total compensation is consistent with the objectives of the Company’s compensation program. The board and compensation committee consider whether the base salary levels are reasonable regardless of whether there may be any incentive payments under the relevant performance-based incentive plan. In determining base salaries, the board and the compensation committee also consider and evaluate data provided by various surveys and data sources that are provided by the Consultant, which, based on such surveys, recommends a range for base salaries. These surveys include companies in the life sciences industry and durable and non-durable medical device manufacturers.

For 2008, Mr. Earhart’s base salary increased to $470,000 from $434,199 in 2007 and $434,199 in 2006. Mr. Dal Porto’s base salary increased to $300,000 from $274,116 in 2007 and $274,116 in 2006, and Mr. Talevich’s base salary increased to $250,000 from $225,000 in 2007 and $225,000 in 2006. The compensation committee increased the executive officers’ base salaries in February 2008 to reflect their performance and market comparables for their positions. Prior to the 2008 base salary increases, Messrs. Earhart’s and Dal Porto’s base salaries were not increased since 2004, and Mr. Talevich’s base salary was not increased since 2005.

For 2009, we implemented a salary freeze covering all our executive officers.

Executive Performance Incentive Plan

In order to motivate our executive officers to meet certain annually specified performance objectives, we established the Executive Performance Incentive Plan (the “EPIP”). The EPIP is a performance-based program, with both short-term and longer-term incentive components, in which our chief executive officer, chief operating officer and chief financial officer participate. The EPIP focuses our executive officers on achieving key financial and strategic objectives that are expected to lead to the creation of value for our stockholders and provides the executive officers with an opportunity to earn cash and stock-based awards that are tied to the Company’s performance. The structure and terms of the EPIP, or a comparable incentive plan (such as the Corporate Officer Incentive Plan (the “COIP”), which pre-dated the EPIP), are reviewed annually and approved in the first quarter of the fiscal year by the board, based on recommendations by the compensation committee. We re-named the COIP program as the EPIP to reflect the performance-based nature of the plan and to differentiate the plan from the COIP after the stockholders re-approved the performance metrics in 2007 for cash and equity awards made under the Company’s 2001 Equity Incentive Plan (the “2001 Plan”). The EPIP establishes predetermined performance goals and target awards on an annual basis and sets forth threshold, target and maximum levels of performance and award amounts. The Company’s actual performance is compared to the goals and that result determines the aggregate achievement percentage used to calculate the pool for cash and stock-based awards, if any, for the year. In recent years, the EPIP and the COIP have been an important component of our executive compensation program and have accounted for a significant portion of the actual compensation earned by our executive officers. The emphasis on short-term goals is based on the competitive marketplace practices for short-term cash incentives that focus on the importance of delivering annual results to the financial marketplace.

In addition to short-term annual cash compensation, the EPIP provides for longer-term compensation in the form of equity grants. Prior to 2006, equity grants under predecessor incentive plans were generally made using stock options issued under the 2001 Plan. Subsequent to the issuance of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS 123(R)”), the compensation committee re-evaluated whether equity grants under the Company’s incentive plans should continue to consist primarily of options. The compensation committee determined that a different form of equity grant could be more cost-effective because of the methodology of determining compensation expense for equity awards under SFAS 123(R), while allowing for better management of dilution resulting from the grant of equity awards. The compensation committee determined that granting restricted stock (issued under the 2001 Plan) under the Company’s incentive plans is preferable to granting options due to, among other matters, greater alignment of executive officer and stockholder interests by virtue of the executive officers directly holding stock as well as the possibility of less dilution of existing stockholders. Restricted stock grants provide for longer-term incentive compensation due to vesting requirements under the incentive plans. With respect to the restricted stock that was issued to the executive officers based on 2008 performance, the restricted stock vests 50% on each of the first two anniversaries of the date of grant. In addition, the executive officers have the ability to elect to receive restricted stock instead of cash for all or a portion of their cash incentive awards; any restricted stock so received is also subject to vesting requirements. In sum, due to the vesting requirements associated with restricted stock awarded under the EPIP, our executive officers are provided with longer-term performance incentives. In determining the allocation of the aggregate of awards under the EPIP, the compensation committee focuses on the contributions made by each member of the executive team to our performance. The compensation committee believes that such a retrospective analysis is most appropriate and practicable for our Company given the nature of our operations.

Payments under the 2008 Executive Performance Incentive Plan

On February 21, 2008, the compensation committee established the following performance criteria for the 2008 Executive Performance Incentive Plan (the “2008 EPIP”) pursuant to which our executive officers could earn cash and equity incentive awards: (i) operating revenues other than from AcryMed Incorporated (“AcryMed”), which was acquired in 2008, (“Qualifying Revenues”) (60% weighting), (ii) operating expenses from continuing operations excluding AcryMed operating expenses, interest income, interest expense, stock-based compensation, HAPC stock impairment and certain board expenses as a percentage of Qualifying Revenues (“Operating Expenses”) (35% weighting), and (iii) operating profit from operations other than from AcryMed and excluding interest income, interest expense, income taxes, stock-based compensation, HAPC stock impairment and certain board expenses (“Operating Profit”) (5% weighting). The overall goal achievement percentage was the sum of (i) the accomplishment percentage of each performance target times (ii) the weighting for each objective. Thus, if one or more targets was exceeded, the overall goal achievement percentage could be greater than 100%. All financial targets were considered to be plus or minus 1% of the absolute number. In order to provide flexibility to management to operate and grow the Company, awards could be adjusted for any major events during the year; provided, however, that any adjustment was required to be approved by the compensation committee and the board. The allocation of the aggregate awards among the officers was determined by the compensation committee and the board based on their assessment of the contributions of each officer.

The specific performance targets relating to Qualifying Revenues, Operating Expenses, and Operating Profit set by the compensation committee for the 2008 EPIP were based on targeted improvements in the financial performance of the Company’s continuing operations, excluding AcryMed. Payouts in connection with the 2008 EPIP required achievement for continuing operations that exceeded the performance that was necessary in connection with the 2007 Corporate Officer Incentive Plan (the “2007 COIP”). The specific performance targets that were established in connection with the 2008 EPIP were achievement of: (i) Qualifying Revenues of $138,200,000; (ii) Operating Expenses as a percentage of revenues equal to 75% of Qualifying Revenues; and (iii) Operating Profit of $2,414,000. These specific performance targets were aggressive and required the executive officers to achieve significant improvement in financial performance. The difficulty in achieving the specific performance targets is evidenced by the year-to-year trend in goal achievement, where the executive officers were paid at a lower percentage of the targeted awards under the 2008 EPIP as compared to the 2007 COIP.

In order to receive a payout under the 2008 EPIP, a minimum aggregate performance level of 85% was required. At an overall goal achievement percentage of 100%, the cash incentive award for the executive officers combined was an aggregate of $1,000,000, and the equity incentive award for the executive officers combined was an aggregate of 150,000 shares of restricted stock. The maximum cash incentive award for the executive officers combined was an aggregate of $2,200,000, and the maximum equity incentive award for the three officers was an aggregate of 225,000 shares of restricted stock. At the minimum overall goal achievement percentage of 85%, the cash incentive award for the executive officers combined was an aggregate of $50,000, and the equity incentive award for the three officers combined was an aggregate of 15,000 shares of restricted stock. For amounts earned above or below the 100% performance level, the exact amount was to be determined on a non-linear graduated scale. All equity awards were to be in the form of restricted stock granted pursuant to the 2001 Plan. The restrictions on the restricted stock would lapse and the shares would vest 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date. To be eligible for cash or equity awards under the plan, all employees were required to be on the Company’s payroll through the date of payment of the cash award.

After the completion of fiscal year 2008, the compensation committee reviewed the executive officers’ and the Company’s performance in light of the performance goals set forth in the 2008 EPIP. To account for certain abnormal litigation and insurance expenses, the compensation committee and the board determined it was appropriate to exclude $10.9 million in estimated loss contingency that was accrued in connection with ongoing litigation and include approximately $3.5 million of insurance expense related to the purchase of retroactive insurance policies to determine appropriate awards under the 2008 EPIP. Based on this review, the compensation committee determined that for fiscal year 2008, achievement for funding of the cash and equity awards was 91% of target. Accordingly, on February 19, 2009, the board approved the following payments under the 2008 EPIP:

Donald M. Earhart:  As a result of his and the Company’s performance in fiscal year 2008, the compensation committee recommended, and the board determined, that Mr. Earhart was entitled to receive an incentive award of $162,853 in cash and 30,047 shares of restricted stock.

James J. Dal Porto:  As a result of his and the Company’s performance in fiscal year 2008, the compensation committee recommended, and the board determined, that Mr. Dal Porto was entitled to receive an incentive award of $108,569 in cash and 20,031 shares of restricted stock.

James R. Talevich:  As a result of his and the Company’s performance in fiscal year 2008, the compensation committee recommended, and the board determined, that Mr. Talevich was entitled to receive an incentive award of $54,285 in cash and 10,016 shares of restricted stock.

Risk

As a matter of best practice, beginning in this year, the compensation committee will review the relationship between our risk management policies and practices and the incentive compensation we provide to our named executives to confirm that our incentive compensation does not encourage unnecessary and excessive risks. The compensation committee will also review the relationship between risk management policies and practices, corporate strategy and senior executive compensation.

Internal Pay Equity

With respect to internal pay equity (i.e., the compensation of an executive officer of the Company as compared to that of another executive officer), Mr. Earhart’s total compensation for 2008 was materially higher than the other named executive officers’ total compensation. While Mr. Earhart’s base salary was higher than those of the other named executive officers, his “at risk” compensation was substantially higher than the other named executive officers’ “at risk” compensation based on his being the most accountable for the performance of the Company.

Stock Ownership Guidelines

The board of directors has adopted stock ownership guidelines to align the interests of the board of directors and senior management with those of our stockholders. Directors, executives and other specified officers are required to retain and hold 50% of the shares that they acquire from any equity incentive award granted on or after January 2, 2006 (after subtracting shares sold to pay for option exercise costs, and applicable federal and state taxes which are assumed to be at the highest marginal tax rates) unless, at the time of receipt of the shares, the award holder owns shares (excluding unexercised stock options and unvested stock grants) with a value at or in excess of the following stock ownership guidelines: (i) officers and key employees, including the chief executive officer, chief financial officer and chief operating officer — two times then-current annual base salary; and (ii) outside directors — two times then-current annual retainer (excluding supplemental retainers for committee chair service or service as Lead Independent Director). Award holders subject to the stock ownership guidelines have until January 2, 2011 to satisfy the share retention rules above. Award holders who become subject to the guidelines after the initial adoption of the policy will have five years to satisfy the share retention requirements. The stock ownership requirements may be waived by the board in rare instances where compliance would create severe hardship or prevent an employee or director from complying with a court order. Employees and directors who fail to achieve their ownership target by the relevant deadline, or to maintain their ownership target following initial achievement, will become ineligible to receive incentive awards under our equity incentive plans until such time as they meet or, as the case may be, again meet the ownership target.

Employment and Change In Control Agreements

We have entered into employment and change in control agreements with each of our executive officers. We believe that the interests of stockholders will be best served if the interests of our executive officers are aligned with the stockholders’ interests, and providing change in control benefits should eliminate, or at least reduce, any reluctance of executive officers to pursue potential change of control transactions that may be in the best interests of stockholders. Our agreements contain what is known as a “double trigger” — that is, there must be a change of control and a termination of the executive’s employment in order for payments to be due to the executive under the change in control agreements. We opted for a “double trigger,” rather than providing for severance payments solely on the basis of a change of control, because this is more consistent with our goal of encouraging the continued employment of the executive following a change of control. The difference in salary multiples between executives was selected based on internal equities and demands of the job as well as the ability of the specific executive to find a similar position following a change of control. Specific information regarding these agreements is provided under the headings “Employment Agreements” and “Change In Control Agreements” below.

Stock Option Grant Practices

While we do not currently grant stock options to our executive officers, we have previously used stock options as part of our overall executive compensation program and may do so in the future. Awards of options are approved by the board or the compensation committee. It is the general policy of the Company that the grant of any stock options to eligible employees occurs without regard to the timing of the release of material, non-public information. Under the Company’s 2001 Equity Incentive Plan, the exercise price of options is determined by the plan administrator, and options may generally be granted at an exercise price that is greater than or less than the fair market value (as defined in the 2001 Equity Incentive Plan) of the common stock at the date of grant. The Company’s general policy, however, is to only grant stock options with an exercise price equal to or greater than the then-current fair market value of the common stock at the date of grant.

Perquisites and Other Benefits

Our executive officers receive perquisites and other benefits under the current executive compensation program. In particular, as disclosed under the “2008 Fiscal Year Perquisites and Other Benefits Table,” each of our executive officers receives supplemental life and health insurance and reimbursement of auto and gas expenses. Our executive officers also participate in the same basic benefit programs that are available to our other employees, including medical, dental and employee benefit plans.

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code limits the Company’s federal income tax deduction to $1,000,000 for compensation paid in a taxable year to an individual who, on the last day of the taxable year, was (i) the chief executive officer or (ii) among the four other highest compensated executive officers whose compensation is reported in the summary compensation table of the proxy statement (other than the chief financial officer). However, “performance-based compensation” is not subject to this deduction limit and is thus fully deductible if certain conditions are met, including, for example, if a previously approved plan is re-approved by stockholders on a periodic basis (generally every five years). In 2007, our stockholders re-approved the performance goals that may be used by our compensation committee in administering the 2001 Plan.

The compensation committee’s policy is to generally preserve corporate tax deductions by qualifying as performance-based compensation that is over $1,000,000 and that is paid to executive officers specified in the tables. To this end, the board of directors and stockholders approved the 2001 Plan and stockholders re-approved the performance goals under the 2001 Plan in 2007, which permits annual incentive awards and stock options (and certain other awards) to qualify as performance-based compensation not subject to the limitation on deductibility. However, maintaining tax deductibility is but one consideration among many and is not the most important consideration in the design of the compensation program for our executive officers. The compensation committee considers the anticipated tax treatment both to the Company and the executive in its review and approval of compensation grants and awards. The deductibility of some types of compensation payments will be contingent upon the timing of an executive’s vesting or exercise of previously granted rights, and is also subject to amendment or modification based on changes to applicable tax law. The compensation committee may, from time to time, conclude that certain compensation arrangements are in the best interest of the Company and its stockholders and consistent with its stated compensation philosophy and strategy despite the fact that such arrangements might not, in whole or in part, qualify for tax deductibility.

* * * * * * *

Compensation Committee Report

The compensation committee of the board of directors has reviewed the Compensation Discussion and Analysis (the “CD&A”) and discussed the CD&A with management. Based on its review and discussions with management, the compensation committee recommended to the board of directors that the CD&A be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and this proxy statement. This report is provided by the following independent directors, who comprise the Compensation Committee:

COMPENSATION COMMITTEE

Henry Tsutomu Tai, Ph.D., M.D., Chairman
John H. Abeles, M.D.
Jack H. Halperin, Esq.
Joel S. Kanter
Erik H. Loudon

Executive Compensation Tables

Summary Compensation Table

The following table sets forth the compensation paid during the last three fiscal years to our chief executive officer, chief financial officer and our other most highly compensated executive officers who were serving as our executive officers at the end of the fiscal year ended December 31, 2008 (collectively, the “named executive officers”).

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Donald M. Earhart	2008	468,791	—	2,006,734	—	162,853	132,208	2,770,586
Chief Executive Officer	2007	434,199	—	1,426,204	—	704,545	133,858	2,698,806
	2006	437,682	—	869,027	48,098	912,516	104,361	2,371,684
James R. Talevich	2008	246,635	—	629,959	—	54,285	79,491	1,010,370
Chief Financial Officer	2007	225,000	—	436,553	—	234,848	61,476	957,877
	2006	217,600	—	256,571	8,336	304,172	31,330	818,009
James J. Dal Porto	2008	296,516	—	1,259,902	—	108,569	92,111	1,757,098
Chief Operating Officer	2007	274,116	—	873,097	—	469,697	90,558	1,707,468
	2006	277,599	—	513,140	13,151	608,343	82,911	1,495,145

(1)	Actual amounts paid vary slightly from our named executive officers’ base salaries due to the timing of payments (currently, every two weeks), which can result in total payments in one year that do not equal our named executive officers’ base salaries.

(2)	The value reported in the Stock Awards column for each named executive officer reflects the aggregate cost recognized in the Company’s financial statements for such stock awards for fiscal years 2006, 2007 and 2008. The costs for stock awards made during fiscal years 2006, 2007 and 2008 are determined in accordance with SFAS 123(R) and, under SEC rules, disregard adjustments for forfeiture assumptions. In accordance with SFAS 123(R), the cost for stock awards is based on the closing market value stock price on the date of grant and the expense is recognized using the straight-lined method over the requisite service period.

(3)	The value reported in the Option Awards column for each named executive officer reflects the aggregate cost recognized in the Company’s financial statements for option awards occurring in fiscal year 2006. No costs for option awards were recognized for the named executive officers during fiscal years 2007 and 2008. The costs for option awards recognized during fiscal year 2006 are determined in accordance with SFAS 123(R) and, under SEC rules, disregard adjustments for forfeiture assumptions. In accordance with SFAS 123(R), the cost for option awards is estimated based on the following assumptions: volatility, risk-free interest rate, expected term and dividend. The costs for option awards recognized during fiscal year 2006 consisted of option awards that were granted during fiscal years 2002 and 2004. The assumptions used in calculating the costs include the following for option awards granted during fiscal year 2002: volatility of 94%; risk-free interest rate of 3.04%; expected term of five years; and no dividend yield. The assumptions used in calculating the costs include the following for option awards granted during fiscal year 2004: volatility of 90%; risk-free interest rate of 3.64%; expected term of five years; and no dividend yield.

(4)	During fiscal years 2006, 2007 and 2008, the named executive officers earned cash bonuses under the 2006 COIP, 2007 COIP and 2008 EPIP, respectively, which are included in this column. Amounts shown are the amounts earned in each year. The cash bonuses earned in 2006 under the 2006 COIP were paid in February 2007. The cash bonuses earned in 2007 under the 2007 COIP were paid in February 2008. The cash bonuses earned in 2008 under the 2008 EPIP were paid in February 2009.

(5)	The amounts reported in the All Other Compensation column for 2008 include automobile allowances for Messrs. Earhart, Talevich and Dal Porto in the amounts of $23,483 each, matching contributions to the I-Flow Corporation Retirement Savings Plan for Messrs. Earhart, Talevich and Dal Porto in the amounts of $6,444, $3,684 and $6,534, respectively, amounts paid to Messrs. Earhart, Talevich and Dal Porto for unused vacation in the amounts of $44,829, $26,683 and $17,308, respectively, a $500 cash prize received by Mr. Talevich for a contest sponsored by the Company, and the amounts reported below in the Perquisites and Other Benefits Table. The amounts reported in the All Other Compensation column for 2007 include automobile allowances for

Messrs. Earhart, Talevich and Dal Porto in the amounts of $23,483, $18,753 and $23,483, respectively, matching contributions to the I-Flow Corporation Retirement Savings Plan for Messrs. Earhart, Talevich and Dal Porto in the amounts of $5,782, $3,355 and $4,887, respectively, amounts paid to Messrs. Earhart and Dal Porto for unused vacation in the amounts of $50,096 and $10,543, respectively, and the amounts reported below in the Perquisites and Other Benefits Table. The amounts reported in the All Other Compensation column for 2006 include automobile allowances for Messrs. Earhart, Talevich and Dal Porto in the amounts of $23,483, $12,600 and $23,483, respectively, matching contributions to the I-Flow Corporation Retirement Savings Plan for Mssrs. Earhart, Talevich and Dal Porto in the amounts of $5,407, $3,104, and $5,444, respectively, amounts paid to Messrs. Earhart and Dal Porto for unused vacation in the amounts of $30,570 and $26,358, respectively, and the amounts reported below in the Perquisites and Other Benefits Table.

Perquisites and Other Benefits Table

The following table sets forth certain of the perquisites and other benefits provided to named executive officers during 2008. The amounts below are all included in the “All Other Compensation” column of the Summary Compensation Table.

		Auto and Gas		Supplemental
		Expenses	Healthcare	Life Insurance	Other		Total
Name	Year	($)	($)(1)	($)	($)		($)

Donald M. Earhart	2008	8,157	9,044	40,251	—		57,452
	2007	8,134	8,533	37,830	—		54,497
	2006	6,122	4,265	34,514	—		44,901
James R. Talevich	2008	5,556	14,407	5,178	—		25,141
	2007	3,056	20,435	5,177	10,700	(2)	39,368
	2006	2,942	7,506	5,178	—		15,626
James J. Dal Porto	2008	3,739	21,743	19,304	—		44,786
	2007	5,058	17,324	18,563	10,700	(2)	51,645
	2006	3,404	7,066	17,156	—		27,626

(1)	The amounts reported in this column represent the insurance premiums for primary medical, dental and vision benefits paid by us on behalf of the named executive officers, including reimbursement of out-of-pocket medical, dental and vision benefits covered by our ExecuCare program.

(2)	The amount reported represents the cost of commemorative watches provided to Messrs. Talevich and Dal Porto in connection with the successful closing of the sale of InfuSystem, Inc., our wholly owned subsidiary, to HAPC, Inc.

Grants of Plan-Based Awards in 2008

The following table provides information about equity and non-equity awards granted to the named executive officers in 2008. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will be the amounts realized by the officers. The amount of the stock awards that were granted and expensed in 2008 is shown in the Summary Compensation Table above.

								All
								Other
								Stock	Grant
								Awards;	Date Fair
								Number of	Value of
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Stock
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Stock or	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($)

Donald M. Earhart	2/21/08	—	—	—	—	—	—	82,955	1,181,279	(4)
	2/21/08	25,000	500,000	1,100,000	7,500	75,000	112,500	—	1,068,000	(5)
James R. Talevich	2/21/08	—	—	—	—	—	—	27,652	393,764	(4)
	2/21/08	8,333	166,667	366,667	2,500	25,000	37,500	—	356,000	(5)
James J. Dal Porto	2/21/08	—	—	—	—	—	—	55,303	787,515	(4)
	2/21/08	16,667	333,333	733,333	5,000	50,000	75,000	—	712,000	(5)

(1)	Represents the potential value of the payout for each named executive officer under the 2008 EPIP as approved by the independent directors of the board of directors on February 21, 2008. The potential payouts were performance-based and thus completely at risk. The actual cash bonus paid to each named executive officer for his 2008 performance is reported as Non-Equity Incentive Plan Compensation above in the Summary Compensation Table. In each case, the named executive officers received a bonus below his target amount based on 2008 performance.

(2)	Represents the potential number of restricted shares for each named executive officer that may be issued under the 2008 EPIP as approved by the independent directors of the board of directors on February 21, 2008. On February 19, 2009, pursuant to the 2008 EPIP, restricted stock was awarded to Mr. Earhart, Mr. Dal Porto and Mr. Talevich in the amounts of 30,047 shares, 20,031 shares and 10,016 shares, respectively.

(3)	Represents the total number of shares of restricted stock earned pursuant to the 2007 COIP and granted on February 21, 2008. These shares of restricted stock are subject to a two-year vesting schedule under which 50% of the shares vest on the first anniversary of the grant date and 50% of the shares vest on the second anniversary of the grant date. In the event of a change in control (as defined in the plan), all restricted stock granted to Messrs. Earhart, Dal Porto and Talevich will immediately vest and all restrictions with respect thereto will immediately lapse.

(4)	Based on the closing price of the Company’s stock on February 21, 2008, the date of grant, which was $14.24 per share. Grant date fair values represent the aggregate cost to be recognized in the Company’s financial statements for the entire award using the straight-lined method over the requisite service period. The determination of fair value disregards adjustments for forfeiture assumptions.

(5)	Based on the closing price of the Company’s stock on February 21, 2008, the date of board approval of the 2008 EPIP, which was $14.24 per share. Grant date fair values of estimated future payouts under equity incentive plan awards are calculated based on the number of shares to be awarded upon achievement of target. The determination of fair value disregards adjustments for forfeiture assumptions.

Outstanding Equity Awards at Fiscal Year-End 2008

The following table provides information on the current holdings of stock option and stock awards by the named executive officers as of December 31, 2008. The market value of the stock awards is based on the closing market price of the Company’s common stock as of December 31, 2008, which was $4.80 per share.

	Option Awards					Stock Awards
										Equity
										Incentive
								Equity		Plan
								Inventive		Awards;
			Equity					Plan		Market or
			Incentive					Awards;		Payout
			Plan				Market	Number of		Value of
			Awards;			Number	Value of	Unearned		Unearned
	Number of	Number of	Number of			of Shares	Shares or	Shares,		Shares,
	Securities	Securities	Securities			or Units	Units of	Units or		Units or
	Underlying	Underlying	Underlying			of Stock	Stock	Other		Other
	Unexercised	Unexercised	Unexercised	Option		That	That	Rights That		Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not		Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested		Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)(6)		($)

Donald M. Earhart	250,000			13.55	1/2/09			60,000	(1)	288,000
	40,366			3.37	12/31/09			43,050	(2)	206,640
	66,766			3.37	12/31/09			37,500	(3)	180,000
	192,000			3.37	12/31/09			28,969	(4)	139,051
	139,500			17.58	1/3/10			82,955	(5)	398,184
	105,000			1.28	1/1/11
	113,282			1.28	1/1/11
	25,000			1.28	1/4/11
James R. Talevich	50,000			13.55	1/2/09			20,001	(1)	96,005
	50,000			17.58	1/3/10			10,138	(2)	48,662
								12,500	(3)	60,000
								9,657	(4)	46,354
								27,652	(5)	132,730
James J. Dal Porto	100,000			13.55	1/2/09			40,001	(1)	192,005
	80,000			17.58	1/3/10			20,276	(2)	97,325
								25,000	(3)	120,000
								19,313	(4)	92,702
								55,303	(5)	265,454

(1)	The restricted stock was granted on February 23, 2006 and subject to a five-year vesting schedule under which 20% of the shares vest on each anniversary of the grant date until the fifth anniversary of the grant date.

(2)	The restricted stock was granted on February 23, 2006 and subject to a three-year vesting schedule under which 25% of the shares vest on the first anniversary of the grant date, 25% of the shares vest on the second anniversary of the grant date, and 50% of the shares vest on the third anniversary of the grant date.

(3)	The restricted stock was granted on February 23, 2006 and subject to a three-year vesting schedule under which 50% of the shares vest on the second anniversary of the grant date and 50% of the shares vest on the third anniversary of the grant date.

(4)	The restricted stock was granted on February 22, 2007 and subject to a two-year vesting schedule under which 50% of the shares vest on the first and second anniversary of the grant date.

(5)	The restricted stock was granted on February 21, 2008 and subject to a two-year vesting schedule under which 50% of the shares vest on the first and second anniversary of the grant date.

(6)	In the event of a change in control (as defined in the 2001 Plan), all restricted stock granted to Messrs. Earhart, Dal Porto and Talevich will immediately vest and all restrictions with respect thereto will immediately lapse.

Option Exercises and Stock Vested Table in Fiscal Year 2008

The following table provides information regarding stock option exercises and restricted stock awards vested by the named executive officers during 2008, including the number of shares acquired upon exercise or vesting and the value realized. The value realized for option awards was calculated based on the difference between the closing market price per share of our common stock on the date of exercise or vesting, as applicable, and the applicable exercise price.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
	(#)	($)	(#)	($)

Donald M. Earhart(1)	268,473	2,072,977	107,994	1,478,438
James R. Talevich(2)	2,025	7,958	33,891	463,968
James J. Dal Porto(3)	6,250	24,563	67,784	927,963

(1)	Mr. Earhart exercised the following stock options during 2008: 113,750 stock options on February 4, 2008, with an exercise price of $2.50 per share; 120,000 stock options on December 10, 2008 with an exercise price of $1.04 per share; and 34,723 stock options on December 10, 2008 with an exercise price of $11.52.

The following stock awards vested during 2008 for Mr. Earhart: 28,968 shares on February 22, 2008 and 79,026 shares on February 23, 2008.

(2)	Mr. Talevich exercised the following stock options during 2008: 2,025 stock options on November 14, 2008, with an exercise price of $11.52 per share.

The following stock awards vested during 2008 for Mr. Talevich: 9,656 shares on February 22, 2008 and 24,235 shares on February 23, 2008.

(3)	Mr. Dal Porto exercised the following stock options during 2008: 6,250 stock options on November 14, 2008, with an exercise price of $11.52 per share.

The following stock awards vested during 2008 for Mr. Dal Porto: 19,312 shares on February 22, 2008 and 48,472 shares on February 23, 2008.

Employment Agreements

Donald M. Earhart.  Mr. Earhart joined us as President and Chief Operating Officer in June 1990 and has been our Chief Executive Officer since July 1990. Upon the commencement of his employment, we entered into a written employment agreement with Mr. Earhart, which agreement was subsequently amended in June 2001, February 2006 and February 2008. The employment agreement, as amended, is automatically renewed annually unless Mr. Earhart is terminated by the board of directors. Pursuant to the amended employment agreement, Mr. Earhart receives a minimum base salary, which is subject to adjustment upward by the board of directors and which may not be reduced absent his consent once it is increased, plus a bonus to be determined annually by the board of directors based on attainment of goals set by the board. Mr. Earhart also receives other benefits, such as insurance coverage, an automobile allowance and paid vacation. We provide Mr. Earhart with a life insurance policy providing coverage equal to at least two times his annual base salary.

Mr. Earhart’s employment agreement also provides for a severance payment if he is terminated without cause or if he resigns because his job location is transferred without his consent. The severance payment includes a cash payment equal to three times the sum of (i) his annual salary in effect at the time of termination plus (ii) an amount equal to the average annual bonus earned in the previous three full fiscal years. In addition, he is entitled to receive any bonus, or pro rata portion thereof, earned for the fiscal year in which he is terminated, together with any and all deferred and unpaid bonus amounts earned by Mr. Earhart prior to June 21, 2001. Lastly, all of Mr. Earhart’s outstanding and unvested options, restricted stock and other equity-based awards will immediately become fully vested and, to the extent relevant, exercisable and all of his outstanding options and any stock appreciation rights will remain exercisable for the remainder of their term (but in no event later than the last day prior to the day that any extension would cause such options or stock appreciation rights to become subject to Section 409A of the Internal

Revenue Code), and he is entitled to receive three years of continued participation in our group medical insurance programs unless he obtains coverage through another employer. Mr. Earhart’s employment agreement also provides that he is entitled to receive such additional, incremental severance payments for which he would qualify under the terms of his change in control agreement, which is discussed below.

On February 23, 2006 and February 21, 2008, in connection with compliance with Section 409A of the Internal Revenue Code, the board of directors approved amendments to Mr. Earhart’s employment and change in control agreements. Because Section 409A may subject compensation or benefits paid in connection with an employee’s termination of employment to additional taxes, the amendments to the employment and change in control agreements provide that if, at the time of Mr. Earhart’s termination of employment, he is a “specified employee” (as defined in Section 409A), and one or more of the payments or benefits received or to be received by him pursuant to his employment or change in control agreement would constitute deferred compensation subject to Section 409A, then no such payment or benefit will be provided under the agreement until, generally, six months after the date of his separation from service. Furthermore, the 2006 amendments provide that, with respect to a termination without cause or in the event of a change in control (as defined in the employment and change in control agreements), all forms of unvested, restricted and outstanding equity-based awards (including options, restricted stock and otherwise), not only stock options, immediately and automatically become fully vested, have all restrictions lapse, and (to the extent relevant) become exercisable. In addition, the 2008 amendments provide fixed dates for certain severance and bonus payments made upon a qualifying termination or change in control and for certain disability payments. The amendments also amend and restate the provisions of the agreements generally requiring deferral of payments covered by Section 409A under certain circumstances and permitting the Company to reform provisions of the agreements to maintain to the maximum extent practicable the original intent of the applicable provisions without violating Section 409A.

James J. Dal Porto.  Mr. Dal Porto joined us in October 1989 and has been our Executive Vice President and Chief Operating Officer since February 1994. Upon the commencement of his employment, we entered into a written employment agreement with Mr. Dal Porto, which agreement was subsequently amended in June 2001, February 2006 and February 2008. The employment agreement, as amended, provides for an initial base salary, which would be subject to adjustment upward by the board of directors, plus a bonus to be determined in accordance with the terms of each year’s management bonus program as reasonably determined by the board of directors. Mr. Dal Porto also receives other benefits, such as insurance coverage, an automobile allowance and paid vacation. We provide Mr. Dal Porto with a life insurance policy providing coverage equal to at least two times his annual base salary. Mr. Dal Porto’s employment agreement also provides that he is entitled to a severance payment if he is terminated without cause or if he resigns his employment because his job location is transferred without his prior consent. The severance payment is a cash payment equal to two times the sum of (i) his annual salary plus (ii) an amount equal to the average annual bonus earned by Mr. Dal Porto in the previous three full fiscal years. He is also entitled to receive any bonus, or relevant portion thereof, earned for the fiscal year in which he is terminated. Upon a qualifying termination, Mr. Dal Porto’s unvested and outstanding stock options, restricted stock and other equity-based awards immediately become fully vested and, to the extent relevant, exercisable for their remaining term (but in no event later than the last day prior to the day that any extension would cause such options or stock appreciation rights to become subject to Section 409A of the Internal Revenue Code). He is entitled to receive two years of continued participation in our group medical insurance programs, unless he obtains coverage through another employer. Mr. Dal Porto’s employment agreement also provides that he is entitled to receive such additional, incremental severance payments for which he would qualify under the terms of his change in control agreement, which is discussed below.

On February 23, 2006 and February 21, 2008, the board of directors also approved amendments to Mr. Dal Porto’s employment and change in control agreements. The amendments to the employment and change in control agreements are substantially similar to those approved for Mr. Earhart and Mr. Talevich and provide that if, at the time of Mr. Dal Porto’s termination of employment, he is a specified employee, and one or more of the payments or benefits received or to be received by him would constitute deferred compensation subject to Section 409A, then no such payment or benefit will be provided under the agreement until, generally, six months after the date of his separation from service. Furthermore, the 2006 amendments provide that, with respect to a termination without cause or in the event of a change in control, all forms of unvested, restricted and outstanding stock-based awards (including options, restricted stock and otherwise), not only stock options, immediately and automatically become fully vested, have all restrictions lapse, and (to the extent relevant) become exercisable. In addition, the 2008 amendments provide fixed dates for certain severance and bonus payments made upon a qualifying termination or change in control and for certain disability payments. The amendments also amend and restate the provisions of the agreements generally requiring deferral of payments covered by Section 409A under certain circumstances and permitting the Company to reform provisions of the agreements to maintain to the maximum extent practicable the original intent of the applicable provisions without violating Section 409A.

James R. Talevich.  Mr. Talevich joined us in August 2000 as our Chief Financial Officer. Upon the commencement of his employment, we entered into a written employment agreement with Mr. Talevich, which agreement was subsequently amended in February 2006, May 2007 and February 2008. The employment agreement, as amended, provides for an initial base salary, which would be subject to adjustment upward by the board of directors, plus a bonus to be determined in accordance with the terms of each year’s management bonus program as reasonably determined by the board of directors. Mr. Talevich also receives other benefits, such as insurance coverage, an automobile allowance and paid vacation. We provide Mr. Talevich with a life insurance policy providing coverage equal to at least two times his annual base salary. Mr. Talevich’s employment agreement also provides that he is entitled to a severance payment if he is terminated without cause or if he resigns his employment because his job location is transferred without his prior consent. The severance payment is a cash payment equal to one times the sum of (i) his annual salary plus (ii) an amount equal to the average annual bonus earned by Mr. Talevich in the previous three full fiscal years. He is also entitled to receive any bonus, or relevant portion thereof, earned for the fiscal year in which he is terminated. Upon a qualifying termination, Mr. Talevich’s unvested and outstanding stock options, restricted stock and other equity-based awards immediately become fully vested and, to the extent relevant, exercisable for their remaining term (but in no event later than the last day prior to the day that any extension would cause such options or stock appreciation rights to become subject to Section 409A of the Internal Revenue Code). He is entitled to receive one year of continued participation in our group medical insurance programs, unless he obtains coverage through another employer. Mr. Talevich’s employment agreement also provides that he is entitled to receive such additional, incremental severance payments for which he would qualify under the terms of his change in control agreement, which is discussed below.

On February 23, 2006, and February 21, 2008, the board of directors also approved amendments to Mr. Talevich’s employment and change in control agreements. The amendments to the employment and change in control agreements are substantially similar to those approved for Mr. Earhart and Mr. Dal Porto and provide that if, at the time of Mr. Talevich’s termination of employment, he is a specified employee, and one or more of the payments or benefits received or to be received by him would constitute deferred compensation subject to Section 409A, then no such payment or benefit will be provided under the agreement until, generally, six months after the date of his separation from service. Furthermore, the 2006 amendments provide that, with respect to a termination without cause or in the event of a change in control, all forms of unvested, restricted and outstanding stock-based awards (including options, restricted stock and otherwise), not only stock options, immediately and automatically become fully vested, have all restrictions lapse, and (to the extent relevant) become exercisable. In addition, the 2008 amendments provide fixed dates for certain severance and bonus payments made upon a qualifying termination or change in control and for certain disability payments. The amendments also amend and restate the provisions of the agreements generally requiring deferral of payments covered by Section 409A under certain circumstances and permitting the Company to reform provisions of the agreements to maintain to the maximum extent practicable the original intent of the applicable provisions without violating Section 409A.

Change In Control Agreements

Donald M. Earhart.  In June 2001, Mr. Earhart entered into a change in control agreement that provides for the payment of severance benefits in the event that his employment is terminated in connection with a change in control. In addition, as described further above, Mr. Earhart’s change in control agreement was amended on February 23, 2006 and February 21, 2008 to, among other matters, comply with Section 409A of the Internal Revenue Code. As amended, the severance benefits are payable if his employment with us is terminated within 90 days prior to or three years following a change of control, unless Mr. Earhart is terminated for cause or the termination is the result of Mr. Earhart’s voluntary resignation (which does not include resignations resulting from a material adverse change in responsibilities, status, base salary, authority or location of workplace) or his death or disability.

Mr. Earhart’s severance benefits generally consist of a lump sum cash payment equal to three times the sum of (i) his annual base salary in effect at the time of termination plus (ii) an amount equal to the average annual bonus earned in the three previous full fiscal years. He is also entitled to receive any bonus, or pro rata portion thereof, earned for the fiscal year in which he is terminated, and coverage for three years under our group medical insurance programs unless he obtains coverage through another employer. In addition, Mr. Earhart’s change in control agreement provides that an additional payment will be made to him if he is required to pay excise taxes in connection with his receipt of the foregoing benefits, such that the net amount received by Mr. Earhart shall be equal to the total payments he would have received had the tax not been incurred by him. The severance payment to Mr. Earhart under the change in control agreement is in lieu of any severance payments that he might otherwise receive from us in the event of a change in control; provided, however, that if Mr. Earhart is terminated within 90 days prior to or three years after a change in control as a result of a disability, then Mr. Earhart’s benefits will be governed by his employment agreement.

James J. Dal Porto.  In June 2001, Mr. Dal Porto entered into a change in control agreement with us that provides for the payment of severance benefits in the event that his employment is terminated in connection with a change in control. In addition, as described further above, Mr. Dal Porto’s change in control agreement was amended on February 23, 2006 and February 21, 2008 to, among other matters, comply with Section 409A of the Internal Revenue Code. As amended, the severance benefits are payable if his employment with us is terminated within 90 days prior to or two and one-half years following a change of control, unless Mr. Dal Porto is terminated for cause or the termination is the result of Mr. Dal Porto’s voluntary resignation (which does not include resignations resulting from a material adverse change in responsibilities, status, base salary, authority or location of workplace) or his death or disability.

Mr. Dal Porto’s severance benefits generally consist of a lump sum cash payment equal to two and one-half times the sum of (i) his annual base salary in effect at the time of termination plus (ii) an amount equal to the average annual bonus earned in the three previous full fiscal years. He is also entitled to receive any bonus, or pro rata portion thereof, earned for the fiscal year in which he is terminated, and coverage for two and one-half years under our group medical insurance programs unless he obtains coverage through another employer. In addition, Mr. Dal Porto’s change in control agreement provides that an additional payment will be made to him if he is required to pay excise taxes in connection with his receipt of the foregoing benefits, such that the net amount received by Mr. Dal Porto shall be equal to the total payments he would have received had the tax not been incurred by him. The severance payment to Mr. Dal Porto under the change in control agreement is in lieu of any severance payments that he might otherwise receive from us in the event of a change in control; provided, however, that if Mr. Dal Porto is terminated within 90 days prior to or two and one-half years after a change in control as a result of a disability, then Mr. Dal Porto’s benefits will be governed by his employment agreement.

James R. Talevich.  In June 2001, Mr. Talevich entered into a change in control agreement with us that provides for the payment of severance benefits in the event that his employment is terminated in connection with a change in control. In addition, as described further above, Mr. Talevich’s change in control agreement was amended on February 23, 2006 and February 21, 2008 to, among other matters, comply with Section 409A of the Internal Revenue Code. As amended, the severance benefits are payable if his employment with us is terminated within 90 days prior to or two years following a change of control, unless Mr. Talevich is terminated for cause or the termination is the result of Mr. Talevich’s voluntary resignation (which does not include resignations resulting from a material adverse change in responsibilities, status, base salary, authority or location of workplace) or his death or disability.

Mr. Talevich’s severance benefits generally consist of a lump sum cash payment equal to two times the sum of (i) his annual base salary in effect at the time of termination plus (ii) an amount equal to the average annual bonus earned in the three previous full fiscal years. He is also entitled to receive any bonus, or pro rata portion thereof, earned for the fiscal year in which he is terminated, and coverage for two years under our group medical insurance programs unless he obtains coverage through another employer. In addition, Mr. Talevich’s change in control agreement provides that an additional payment will be made to him if he is required to pay excise taxes in connection with his receipt of the foregoing benefits, such that the net amount received by Mr. Talevich shall be equal to the total payments he would have received had the tax not been incurred by him. The severance payment to Mr. Talevich under the change in control agreement is in lieu of any severance payments that he might otherwise receive from us in the event of a change in control.

Potential Payments Upon Termination or a Change in Control

The table below reflects the amount of compensation to each of the named executive officers of the Company in the event of termination of such executive officer’s employment for specified reasons. The amount of compensation payable to each named executive officer upon involuntary not-for-cause termination, termination following a change of control and in the event of disability of the executive officer is shown below. The amounts shown assume that such termination was effective as of December 31, 2008 and use the closing price of our common stock as of December 31, 2008 ($4.80), and thus include amounts earned through such time and are estimates of the amounts that would be paid out to the executive officers upon their termination. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from the Company.

		Involuntary,
		Not-for-Cause or	Change in
		Voluntary,	Control
		Good Reason	(Qualifying
	Potential Executive	Termination	Termination)	Disability
Name and Principal Position	Benefits and Payments	Total ($)	Total ($)	Total $(1)

Donald M. Earhart	Cash Severance(2)	8,976,495	8,976,495	692,647
Chairman, President &	Bonus(3)	307,079	307,079	—
Chief Executive Officer	Equity
	Stock Awards — Unvested and Accelerated(4)	1,211,875	1,211,875	—
	Healthcare, Life & Disability	147,885	147,885	—
	Tax Gross-ups	—	3,505,828	—
	Total	10,643,334	14,149,162	—

James R. Talevich	Cash Severance(5)	1,090,726	2,181,452	4,091,999
Chief Financial Officer	Bonus(3)	102,362	102,362	—
	Equity
	Stock Awards — Unvested and Accelerated(4)	383,750	383,750	—
	Healthcare, Life & Disability	19,585	39,170	—
	Tax Gross-ups	—	816,027	—
	Total	1,596,423	3,522,761	—

James J. Dal Porto	Cash Severance(6)	3,962,886	4,953,608	9,751,896
Executive Vice President &	Bonus(3)	204,718	204,718	—
Chief Operating Officer	Equity
	Stock Awards — Unvested and Accelerated(4)	767,486	767,486	—
	Healthcare, Life & Disability	82,094	102,618	—
	Tax Gross-ups	—	1,818,974	—
	Total	5,017,184	7,847,404	—

(1)	This column was calculated by multiplying 60% of Total Compensation, as disclosed in the Summary Compensation Table, by the number of years, prorated as of December 31, 2008, until the named executive officer reaches the age of 65.

(2)	The net cash severance that Mr. Earhart would receive after taxes, based on a 43.78% tax rate effective December 31, 2008, would be $5,046,585 for either an involuntary, not-for-cause, or voluntary, good reason termination or for a qualifying change in control and $389,406 for a disability.

(3)	The value of the bonus amount consists of the pro rata portion of the amount earned under the 2008 EPIP, as of December 31, 2008, which is 100% of the bonus awarded in February of 2009. This amount includes the fair value as of December 31, 2008 of restricted stock awards subject to a two-year vesting schedule under which 50% of the shares vest on the first and second anniversary of the grant date.

(4)	The value of the restricted stock vesting was calculated by multiplying the number of unvested shares on December 31, 2008 by the closing market price of the Company’s common stock as of December 31, 2008, which was $4.80 per share.

(5)	The net cash severance that Mr. Talevich would receive after taxes, based on a 43.78% tax rate effective December 31, 2008, would be $613,206 for an involuntary, not-for-cause, or voluntary, good reason termination, $1,226,412 for a qualifying change in control and $2,300,522 for a disability.

(6)	The net cash severance that Mr. Dal Porto would receive after taxes, based on a 43.78% tax rate effective December 31, 2008, would be $2,227,935 for either an involuntary, not-for-cause, or voluntary, good reason termination, $2,784,918 for a qualifying change in control and $5,482,516 for a disability.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information regarding the beneficial ownership of our outstanding common stock as of April 1, 2009 by:

•	each person known by us to beneficially own 5% or more of our common stock;

•	each of our directors and nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

	Number of Shares		Percentage of Shares
	of Common Stock		of Common Stock
Name and Address of Beneficial Owner(1)	Beneficially Owned(2)		Beneficially Owned(3)

State of Wisconsin Investment Board	2,436,277	(4)	10.0
P.O. Box 7842 Madison, WI 53707
Janus Capital Management LLC(5)	1,410,289	(5)	5.8	(5)
151 Detroit Street Denver, CO 80206
Kleinheinz Capital Partners, Inc. et al.(6)	1,300,000	(6)	5.3	(6)
301 Commerce Street, Suite 1900 Fort Worth, Texas 76102
Donald M. Earhart	1,628,818	(7)	6.5
John H. Abeles, M.D.	347,500	(8)	1.4
James J. Dal Porto	391,649	(9)	1.6
Jack H. Halperin	38,000	(10)	*
Joel S. Kanter	87,893	(11)	*
Erik H. Loudon	29,000	(12)	*
Henry T. Tai, Ph.D., M.D.	307,928	(13)	1.3
James R. Talevich	164,707	(14)	*
All directors and executive officers as a group (8 persons)	2,995,495	(15)	11.8

*	Less than 1%

(1)	Unless otherwise indicated, the address of each person in this table is c/o I-Flow Corporation, 20202 Windrow Drive, Lake Forest, California 92630.

(2)	The table includes the number of shares underlying options that are exercisable within 60 days after April 1, 2009 and all restricted stock granted prior to April 1, 2009, without regard to restrictions. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws. All information with respect to beneficial ownership is based on filings made by the respective beneficial owners with the Securities and Exchange Commission or information provided to us by such beneficial owners.

(3)	Percentage of ownership is calculated in accordance with Rule 13d-3(d)(1) under the Exchange Act. As of April 1, 2009, there were 24,442,870 shares of our common stock outstanding.

(4)	Based on the information contained in Amendment No. 2 to the Schedule 13G, filed with the Securities and Exchange Commission on January 30, 2009.

(5)	Based on the information contained in Amendment No. 1 to the Schedule 13G, filed with the Securities and Exchange Commission on February 17, 2009. Janus Capital has a direct 89.9% ownership stake in INTECH Investment Management LLC and a direct 78.4% ownership stake in Perkins Investment Management LLC. Due to such ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated for purposes of the above referenced Schedule 13G filing. As a result of these companies’ roles as investment advisers or sub-adviser to various investment companies (collectively, the “Managed Portfolios”), Janus Capital may be deemed to be beneficial owner of 1,410,289 shares or 5.8% of our common stock. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights.

(6)	Based on the information contained in Amendment No. 1 to the Schedule 13G, filed with the Securities and Exchange Commission on February 17, 2009. In addition to Kleinheinz Capital Partners, Inc. (“Kleinheinz”), the reporting persons include: Kleinheinz Capital Partners LDC (“LDC”) (Address: c/o Walkers SPV Limited, Walker House, 87 Mary Street, George Town, Grand Cayman, KYI-9002 Cayman Islands); and John Kleinheinz (Address: 301 Commerce Street, Suite 1900, Fort Worth, Texas 76102). Kleinheinz, LDC and John Kleinheinz may be deemed the beneficial owners of 1,300,000 shares (5.3% of common stock beneficially owned). Kleinheinz, LDC and John Kleinheinz, as principal of both entities, have the sole power to vote and dispose of the 1,300,000 shares of common stock beneficially owned.

(7)	Includes (i) 913,431 shares of common stock held of record by Mr. Earhart, (ii) 33,473 shares of common stock held of record by Mr. Earhart’s spouse, and (iii) 681,914 shares of common stock issuable upon the exercise of stock options held by Mr. Earhart that are exercisable within 60 days.

(8)	Includes (i) 10,000 shares of common stock held of record by Dr. Abeles, (ii) 327,500 shares of common stock held of record by Northlea Partners, Ltd., a limited partnership, of which Dr. Abeles is the general partner (as to which Dr. Abeles disclaims beneficial ownership except to the extent of his pecuniary interest therein) and (iii) 10,000 shares of common stock issuable upon the exercise of stock options held by Northlea Partners, Ltd. that are exercisable within 60 days.

(9)	Includes (i) 311,649 shares of common stock held of record by Mr. Dal Porto and (ii) 80,000 shares of common stock issuable upon the exercise of stock options held by Mr. Dal Porto that are exercisable within 60 days.

(10)	Includes (i) 28,000 shares of common stock held of record by Mr. Halperin and (ii) 10,000 shares of common stock issuable upon the exercise of stock options held by Mr. Halperin that are exercisable within 60 days.

(11)	Includes (i) 35,000 shares of common stock held of record by Mr. Kanter, (ii) 41,893 shares of common stock held of record by Windy City, Inc., a Delaware corporation (“Windy City”), (iii) 1,000 shares of common stock held of record by Mr. Kanter’s spouse, and (iv) 10,000 shares of common stock issuable upon the exercise of options held by Mr. Kanter that are exercisable within 60 days. Of this amount, 41,893 shares of common stock are pledged as security. Mr. Kanter is the President of Windy City and a member of its board of directors. As a result, he has voting and dispositive power as to shares of our stock held by Windy City. Mr. Kanter disclaims any and all beneficial ownership of securities held by Windy City.

(12)	Includes (i) 19,000 shares of common stock held of record by Mr. Loudon and (ii) 10,000 shares of common stock issuable upon the exercise of stock options held by Mr. Loudon that are exercisable within 60 days. Of this amount, 1,500 shares of common stock are pledged as security.

(13)	Includes (i) 297,288 shares of common stock held of record by Dr. Tai, (ii) 640 shares of common stock held of record by Dr. Tai’s spouse, and (iii) 10,000 shares of common stock issuable upon the exercise of stock options held by Dr. Tai that are exercisable within 60 days.

(14)	Includes (i) 114,707 shares of common stock held of record by Mr. Talevich and (ii) 50,000 shares of common stock issuable upon the exercise of stock options held by Mr. Talevich that are exercisable within 60 days.

(15)	In addition to the shares and options beneficially owned by the officers, directors and the immediate family members of such officers and directors, this number includes (i) 41,893 shares of common stock beneficially owned by Windy City and (ii) 337,500 shares of common stock, including options exercisable within 60 days, beneficially owned by Northlea Partners, Ltd.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE, RELATED
PERSON TRANSACTIONS, INDEMNIFICATION AND LEGAL PROCEEDINGS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and stockholders who beneficially own more than ten percent of any class of our equity securities to file reports with the Securities and Exchange Commission on Forms 3, 4 and 5 for the purpose of reporting their ownership of and transactions in our equity securities. Based on a review of the copies of such reports furnished to us, we believe that, except as set forth below, all Section 16(a) filing requirements for the fiscal year ended December 31, 2008 were complied with on a timely basis. Each of our independent directors filed one late Form 4 on February 25, 2008 that included the late reporting of a grant of 5,000 shares of restricted stock to each independent director on January 2, 2008.

Review of Related Person Transactions

Our audit committee reviews all relationships, transactions and arrangements in which the Company and any director, nominee for director, greater than five percent beneficial holder of our stock or any immediate family member of any of the foregoing are participants (“Interested Transactions”) to determine whether such persons have a direct or indirect material interest and whether to approve, disapprove or ratify an Interested Transaction. We have written policies and procedures for monitoring and seeking approval in connection with any Interested Transaction. The chair of the audit committee is authorized to approve or ratify any Interested Transactions with a related party in which the aggregate amount involved is expected to be less than $100,000. Our finance department assists in monitoring Interested Transactions and our audit committee reviews, approves (or disapproves) or ratifies Interested Transactions. In considering whether to approve or ratify an Interested Transaction, the audit committee takes into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar terms and conditions and the extent of the related person’s interest in the Interested Transaction. In addition, our written policy provides that no director shall participate in any discussion or approval of an Interested Transaction for which he or she is a related party, except that the director shall provide all material information concerning the Interested Transaction to the audit committee.

Related Party Transactions

No director, executive officer, nominee for election as a director or any beneficial holder of more than five percent of our outstanding capital stock had any material interest, direct or indirect, in any reportable transaction with us during the 2008 fiscal year, or since the commencement of the current fiscal year, or any reportable business relationship with us during such time.

AUDIT MATTERS

Audit Fees

The following table presents the aggregate fees billed by Deloitte & Touche LLP for services provided during 2008 and 2007:

	2008	2007

Audit Fees	$928,754	$1,048,380
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	$—	$(380,047)

Total	$928,754	$668,333

Audit Fees.  The fees identified under this caption were for professional services rendered by Deloitte & Touche LLP for the audit of our annual financial statements and the review of the financial statements included in our quarterly reports on Form 10-Q. The amounts shown also include fees incurred in connection with auditing the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, and fees for other services that are normally provided by the auditor in connection with statutory and regulatory filings and engagements for the years identified. The amounts shown also include payments for services rendered in connection with fiscal years 2008 and 2007 that were billed in the following fiscal year.

Audit-Related Fees.  No audit-related fees were paid in 2008 or 2007 for assurance and related services related to the performance of the audit or review of our financial statements which were not reported under the caption “Audit Fees.”

Tax Fees.  No tax fees were paid in 2008 or 2007 for assurance and related services related to the performance of the audit or review of our financial statements which were not reported under the caption “Audit Fees.”

All Other Fees.  The fees identified under this caption were for professional services rendered by Deloitte & Touche LLP for the audit of InfuSystem, Inc., our wholly owned subsidiary, in connection with the sale of InfuSystem, Inc. to HAPC, Inc. On October 25, 2007, at the closing of the sale, we received reimbursement of $945,793 by HAPC of certain divestiture expenses incurred in 2007 and 2006 by the Company directly resulting from the transaction. Of that amount, $633,964 related to the services rendered by Deloitte & Touche LLP in 2007 and 2006, which resulted in a net credit for “All Other Fees” in 2007 of $380,047.

Approval Policy.  All engagements of the independent registered public accounting firm in 2008 and 2007 were pre-approved by the audit committee. The audit committee has adopted policies and procedures relating to the approval of all services that are to be performed by our independent registered public accounting firm. The pre-approval policy generally provides that we will not engage our independent registered public accounting firm to render any services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the audit committee may pre-approve specified types of services that we expect our independent registered public accounting firm to provide during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount. The audit committee may delegate to a subcommittee or a member of the audit committee the authority to approve any services to be provided to us by our independent registered public accounting firm. Any approval of services by a subcommittee or a member of the audit committee pursuant to this delegated authority is reported on at the next meeting of the audit committee.

Audit Committee Report

The audit committee has responsibility for overseeing our accounting and financial reporting processes and the audits of our financial statements. During 2008, management completed the testing and evaluation of our system of internal control over financial reporting in accordance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder. After the evaluation was completed, management met with the audit committee and reviewed the effectiveness of our internal control over financial reporting. The audit committee also reviewed the report of management contained in the Annual Report on Form 10-K of I-Flow Corporation for the year ended December 31, 2008 and the Report of Independent Registered Public Accounting Firm of Deloitte & Touche LLP included in the Annual Report on Form 10-K related to Deloitte & Touche LLP’s audit of (i) our consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. The audit committee continues to oversee I-Flow Corporation’s efforts related to its internal control over financial reporting and management’s evaluation of the same.

In addition, the audit committee of the board of directors has reviewed and discussed the audited financial statements with management, has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification for Statements on Auditing Standards), and has been timely briefed by Deloitte & Touche LLP as required by Section 204 of the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission rules promulgated thereunder. In addition, the audit committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the audit committee concerning independence and has discussed with Deloitte & Touche LLP the independent registered public accounting firm’s independence. Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Joel S. Kanter, Chairman
John H. Abeles, M.D.
Jack H. Halperin, Esq.

ADDITIONAL INFORMATION

Other Matters of Business

At the time of the preparation of this proxy statement, our board of directors had not been informed of any other matters that would be presented for action at the annual meeting. If any other matters are properly presented, the persons named in the accompanying form of proxy will vote or refrain from voting in accordance with their best judgment.

Stockholder Proposals

2010 Annual Meeting Proposals

Stockholders who wish to have proposals considered for inclusion in the proxy statement and form of proxy for our 2010 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by our Corporate Secretary at the address set forth on the first page of this proxy statement no later than December 17, 2009. Any proposal should be addressed to our Corporate Secretary and may be included in next year’s proxy materials only if such proposal complies with our bylaws and the rules and regulations promulgated by the Securities and Exchange Commission to be eligible for inclusion in our 2010 proxy materials.

Our bylaws further require that stockholder proposals made outside of Rule 14a-8 under the Exchange Act must be submitted in accordance with the requirements of our bylaws. Our bylaws require that a stockholder give our Corporate Secretary timely written notice of any proposal or nomination of a director. To be timely, such written notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to a scheduled meeting (or annual meeting, as applicable) of stockholders or, if less than 70 days’ notice or prior public disclosure of the date of the scheduled meeting is given or made to stockholders, such written notice must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Furthermore, such notices must contain, among other matters, the following additional information:

•	the stockholder’s (and the beneficial owner’s, if any,) name and address;

•	the stockholder’s (and the beneficial owner’s, if any,) holdings of our stock;

•	a representation that the stockholder is a holder of record of our equity securities;

•	a representation that the stockholder intends to bring such business in person or by proxy at the meeting;

•	a reasonably detailed description of any business to be brought before such meeting; and

•	the reasons for conducting such business at the meeting and any material interest in such business of the stockholder and the beneficial owner, if any, on whose behalf the business is being proposed.

In addition, such notices relating to director nominations must also contain, among other matters, the following additional information:

•	the stockholder’s (and the beneficial owner’s, if any,) name and address;

•	the stockholder’s (and the beneficial owner’s, if any,) holdings of our stock;

•	a representation that the stockholder is a holder of record of our equity securities;

•	a representation that the stockholder intends to make the nomination in person or by proxy at the meeting;

•	a description of any arrangement the stockholder has with the individual the stockholder plans to nominate;

•	the nominee’s name, age, business address and residence address and biographical information;

•	the nominee’s holdings of our stock; and

•	the written consent of the nominee to serve as a director if elected.

If such notices relating to stockholder-proposed business or director nominations are not received between the required dates and do not satisfy the additional notice requirements set forth above and as further described in Article II, Section 2.10 and Section 2.11 of our bylaws, the notices will be considered untimely and will not be acted upon at our 2010 annual meeting of stockholders.

Incorporation by Reference

The reports of the compensation committee and the audit committee, which appear on pages 16 and 29, respectively, shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Exchange Act or incorporated by reference in any document so filed.

Delivery of Documents to Stockholders Sharing the Same Address

With regard to the delivery of annual reports and proxy statements, under certain circumstances the Securities and Exchange Commission permits a single set of documents to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. This procedure, known as “householding,” reduces the amount of duplicate information received at a household and reduces mailing and printing costs. Even if householding is implemented, each stockholder will continue to receive a separate proxy card or, in the case of shares of stock held in a street name account, a separate voting instruction form.

We have not implemented householding rules with respect to our record holders. Banks, brokers and other firms may have instituted householding, however, and this may impact stockholders whose shares are registered in the name of the bank, broker or other firm. If a stockholder received a householding notification from his or her broker, only one annual report and one proxy statement will be mailed to an address at which two or more stockholders reside unless the stockholder gave instructions to the contrary. If any stockholder residing at such an address wishes to receive a separate annual report or proxy statement, the stockholder should contact his or her broker directly. A stockholder may also receive additional copies of our annual report and proxy statement by calling the number listed below under the heading “Availability of Additional Information.” Stockholders residing at the same address who are currently receiving separate annual reports or proxy statements and wish to receive a single set of documents should also contact their brokers directly or call the number listed below under the heading “Availability of Additional Information.”

Availability of Additional Information

Together with this proxy statement, we have provided each stockholder entitled to vote a copy of our 2008 Annual Report (which includes our Annual Report on Form 10-K for our fiscal year ended December 31, 2008). Our 2008 Annual Report, the 2009 Notice of the Annual Meeting and our Proxy Statement are available on our website, www.iflo.com, by selecting “Investors,” then “Proxy Materials” or through the U.S. Securities and Exchange Commission’s website at www.sec.gov. The Annual Report on Form 10-K (without exhibits), Notice of the Annual Meeting and Proxy Statement may also be obtained, without charge, upon the written or oral request of any stockholder or beneficial owner of our common stock. Written requests should be directed to the following address: Investor Relations, I-Flow Corporation, 20202 Windrow Drive, Lake Forest, California 92630. Telephonic requests should be directed to (949) 206-2700.

By order of the board of directors,

Donald M. Earhart
Chairman of the Board of Directors,
President and Chief Executive Officer

I-FLOW CORPORATION
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 21, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Donald M. Earhart and James J. Dal Porto, and each of them individually, as proxies, each with power of substitution, to vote and otherwise represent all of the shares of common stock of I-Flow Corporation held of record by the undersigned on April 1, 2009 at the Annual Meeting of Stockholders to be held on Thursday, May 21, 2009, and any adjournment or postponement thereof, on all matters coming before such meeting as set forth on the reverse hereof.
     If a box is checked, your shares shall be voted in accordance with your instructions. If you fail to mark one of the boxes for a proposal, this proxy will be voted, in the case of the election of directors, for each of the listed nominees for director and, in the case of Proposal 2, for the proposal, and in the discretion of the proxy holders on all other business that comes before the meeting or any adjournment or postponement thereof.
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
I-FLOW CORPORATION
May 21, 2009
Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on May 21, 2009.
Our proxy statement for the 2009 Annual Meeting of Stockholders and Annual Report
on Form 10-K for the year ended December 31, 2008 are available at
www.iflo.com, by selecting “Investors,” then “Proxy Materials.”
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

■	20230000000000000000 0	052109

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOW HERE

☒

1.	Election of two Class I directors named below to serve until the annual meeting of stockholders to be held in the year 2012 and until their successors have been duly elected and qualified.						FOR	AGAINST	ABSTAIN
					2.	Ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of I-Flow Corporation for the fiscal year ending December 31, 2009.	☐	☐	☐
☐	NOMINEES:
	FOR ALL NOMINEES	O	JAMES J. DAL PORTO
		O	JACK H. HALPERIN		3.	In their discretion, the proxies are authorized to consider and vote upon such other business as may properly come before the annual meeting or any adjournment thereof.

☐	WITHHOLD AUTHORITY
This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the above-named nominees and FOR Proposal 2. This proxy confers discretionary authority with respect to matters not known or determined at the time of mailing the notice of annual meeting and the enclosed proxy statement.

FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement furnished herewith and directs that his or her votes be cast by the above named proxies in the manner directed herein. All other proxies heretofore given by the undersigned to vote shares of common stock of I-Flow Corporation are expressly revoked.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

				☐	Please sign and return this proxy. The giving of this proxy will not affect your right to vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. You may submit a later dated revocation or amendment to this proxy to the Corporate Secretary of the Company on any of the issues set forth above.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.
■

ANNUAL MEETING OF STOCKHOLDERS OF
I-FLOW CORPORATION
May 21, 2009

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 21, 2009.
Our proxy statement for the 2009 Annual Meeting of Stockholders and Annual Report on Form 10-K for the year ended
December 31, 2008 are available at www.iflo.com, by selecting “Investors,” then “Proxy Materials.”
ê  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   ê
■    20230000000000000000 0                               052109

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOW HERE

☒

1.	Election of two Class I directors named below to serve until the annual meeting of stockholders to be held in the year 2012 and until their successors have been duly elected and qualified.						FOR	AGAINST	ABSTAIN
					2.	Ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of I-Flow Corporation for the fiscal year ending December 31, 2009.	☐	☐	☐
☐	NOMINEES:
	FOR ALL NOMINEES	O	JAMES J. DAL PORTO
		O	JACK H. HALPERIN		3.	In their discretion, the proxies are authorized to consider and vote upon such other business as may properly come before the annual meeting or any adjournment thereof.

☐	WITHHOLD AUTHORITY
This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the above-named nominees and FOR Proposal 2. This proxy confers discretionary authority with respect to matters not known or determined at the time of mailing the notice of annual meeting and the enclosed proxy statement.

FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement furnished herewith and directs that his or her votes be cast by the above named proxies in the manner directed herein. All other proxies heretofore given by the undersigned to vote shares of common stock of I-Flow Corporation are expressly revoked.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

				☐	Please sign and return this proxy. The giving of this proxy will not affect your right to vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. You may submit a later dated revocation or amendment to this proxy to the Corporate Secretary of the Company on any of the issues set forth above.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.
■